Exhibit 10.8

Consulting Agreement

This Consulting Agreement (the “Agreement”) is made and entered into as of October 22, 2021

Among:

Midori-Bio Inc.

5 Hazelton Ave. Suite 400 Toronto, Ontario

M5R 2E1

(the “Company”)

And:

Ben Mulroney

196 Inglewood Dr

Toronto ON M4T 1H9

(the “Consultant”).

The Company and the Consultant may be referred to herein individually as a “Party” or collectively, as the “Parties.”

RECITAL

As part of its ongoing business, the Company desires to retain qualified individuals to advise and assist the Company with respect to Business Development. In furtherance thereof, the Company desires to retain Consultant, and Consultant is willing to serve, as a VP Business Development and Communication. The Company and Consultant desire to enter into this relationship on the terms and conditions set forth herein.

AGREEMENT

In consideration of the mutual covenants set forth below, the Parties hereby agree as follows:

1.	Consulting Services.

Effective as of date first written above (the “Effective Date”) October 22, 2021, the Company hereby retains Consultant, and Consultant hereby agrees to serve, as the VP of Business Development and Communication. The Consultant agrees to devote his reasonable efforts to provide the services on an as-is and as-available basis (the “Services”). It is understood that the consultant will allocate a minimum of (20) hour per week either by phone or in person and that the main objective of duties which include the following:

1.

The Consultant, through the activist of Ben Mulroney will perform the following duties:

●	sourcing & developing new business customers

●	support company’s government relations strategies

●	support company’s B2B and B2C relationships

●	support company’s PR outreach

●	support company’s investor relationships

●	consult and meet with company principles and occasionally with our associate consultants and ambassadors

2.	Compensation.

As full and complete compensation for performing the Services, the Company will pay the following compensation to the Consultant:

(a) The Consultant will be paid a monthly fee of CDN $10,000 per month starting on November 22, 2021.

(b) The Consultant will have the right to use the title “VP of Business Development and Communication.”

(c) Upon listing of the securities of the Company (including any successor or acquiror) (“Listing”), the Company will award 250,000 RSUs to the Consultant pursuant to the terms of an RSU plan. Such RSU’s are intended to entitle the Consultant to receive 250,000 common shares of the Company for nil monetary consideration. In the event that this Agreement is still in effect and in good standing, such shares will be released to the Consultant after Listing as follows:

●	25% 4 months after Listing
●	25% 8 months after Listing
●	25% 12 months after Listing and
●	25% 16 months after Listing.

(d) Upon Listing, the Company (including any successor or acquiror) will grant 500,000 stock options at the listing price (currently estimated to be $0.50) to the Consultant pursuant to the terms of the Company’s stock option plan (or the option plan of any successor or acquiror). Such stock options which will be valid for a term of 5 years and will vest and be exercisable on the following basis:

●	12,500 options are exercisable for every $500,000 of gross profit generated and collected from clients that are introduced and enter into an ongoing contract with the Company solely as a result of the Consultant’s efforts.

2.

●	The ability to exercise options will expire 90 days after this Agreement is terminated or otherwise in accordance with the terms of the applicable stock option plan.

(e) The Consultant will be paid a commission of 5% of the net profits from any clients that are introduced and enter into an ongoing contract with the Company solely as a result of the Consultant’s efforts. Such collected net profits will be calculated on a quarterly basis and paid quarterly so long as this Agreement in effect and in good standing. For the avoidance of doubt, such payments will cease 90 days after termination of the consulting relationship among the parties. All such payments will be made within 45 days after quarter-end.

(f) The Company will also reimburse Consultant promptly for reasonable travel and other incidental expenses incurred by Consultant in performing the Services under this Agreement; provided, however, that the Company will not be obligated hereunder unless (i) the Company has agreed in advance to reimburse such costs and (ii) Consultant provides the Company with appropriate receipts or other relevant documentation for all such costs as part of any submission for reimbursement.

3.	Independent Contractor.

The Parties understand and agree that Consultant is an independent contractor and not an employee of the Company. Consultant has no authority to obligate the Company by contract or otherwise. Consultant will not be eligible for any employee benefits, nor will the Company make deductions from Consultant’s fees for taxes (except as otherwise required by applicable law or regulation). Any taxes imposed on Consultant due to activities performed hereunder will be the sole responsibility of Consultant.

4.	Recognition of Company’s Rights; Nondisclosure.

Consultant recognizes that the Company is engaged in a continuous program of research and development respecting its business activities. Without limiting the Confidentiality and Proprietary Information Agreement attached hereto, Consultant agrees as follows:

(a) At all times during the term of Consultant’s association with the Company and thereafter, Consultant will hold in strictest confidence and will not disclose, use, lecture upon or publish any of the Company’s Proprietary Information (defined below), except to the extent such disclosure, use or publication may be (i) required in direct connection with Consultant’s performing requested Services for the Company, (ii) is expressly authorized in writing or by email by an officer of the Company, or (iii) is expressly required by law.

(b) The term “Proprietary Information” shall mean any and all trade secrets, confidential knowledge, know-how, data or other proprietary information or materials of the Company. By way of illustration but not limitation, Proprietary Information includes: (i) inventions, ideas, samples, procedures and formulations for producing any such samples, processes, formulas, data, know-how, improvements, discoveries, developments, designs and techniques arising from the Services or otherwise disclosed or made available to Consultant by or on behalf of Company; and (ii) information regarding Company’s plans for investment or research, development, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers and customers; and (iii) information regarding the skills and compensation of employees or other consultants of the Company.

3.

(c) Consultant understands that the Company has received and in the future will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the term of Consultant’s association and thereafter, Consultant will hold Third Party Information in the strictest confidence and will not disclose or use Third Party Information, except (i) in connection with Consultant’s performing requested Services for the Company, (ii) as expressly authorized in writing or by email by an officer of the Company, or (iii) as expressly required law.

(d) Consultant agrees that, during the term of Consultant’s association with the Company, the Company may use Consultant’s name in connection with the Company’s marketing activities.

5.	Non-Competition and Non-Solicitation

(a) The Consultant covenants, undertakes and agrees with the Company that during the term of this Agreement and for a period of three (3) years from the date of expiration or termination of this Agreement for any reason whatsoever, he will not, on his/her own behalf or on behalf of any person, whether directly or indirectly, in any capacity whatsoever:

(i) offer employment to or solicit the employment of or otherwise entice away from the employment of the Company or any affiliated entity of the Company, any individual who is employed or engaged by the Company or any affiliated entity of the Company at the date of expiration or termination of this Agreement or who was employed or engaged by the Company or any affiliated entity of the Company.

(b) The Consultant acknowledges and agrees that the above restrictions in this Section 5 are reasonable and necessary for the proper protection of the businesses, property and goodwill of the Company.

(c) communicate directly with Midori-Bio’s suppliers

6.	No Improper Use of Materials.

Consultant agrees not to bring to the Company or to use in the performance of Services for the Company any materials or documents of a present or former employer of Consultant, or any materials or documents obtained by Consultant from a third party under a binder of confidentiality, unless such materials or documents are generally available to the public or Consultant has authorization from such present or former employer or third party for the possession and unrestricted use of such materials. Consultant understands that Consultant is not to breach any obligation of confidentiality that Consultant has to present or former employers or clients, and agrees to fulfill all such obligations during the term of this Agreement.

4.

7.	Term and Termination.

(a) This Agreement, and Consultant’s Services hereunder, shall commence on the Effective Date and shall continue for an initial term of six (6) months after the Effective Date, unless earlier terminated as provided below. With the ability to renew for a period of one (1) year, at the end of each year.

(b) Consultant or the Company may terminate the Agreement at any time by giving no less than thirty (30) days prior written notice to the other Party.

(c) The obligations set forth in Sections 3, 4, 5, 6, 7, 8, 9, 10, 11, 12 and 13 will survive any termination or expiration of this Agreement. Upon termination of this Agreement, Consultant will promptly deliver to the Company all documents and other materials of any nature pertaining to the Services, together with all documents and other items containing or pertaining to any Proprietary Information, provided that with respect to Proprietary Information stored electronically on non-removable media, Consultant may comply with this by delivering an electronic or physical copy of the same to the Company and thereafter promptly deleting it by secure means, as long as the Consultant does not directly or indirectly recover or restore the same whether through forensics, archives, undeletion or otherwise.

8.	Assignment.

The rights and liabilities of the Parties hereto shall bind and inure to the benefit of their respective successors, heirs, executors and administrators, as the case may be; provided that, as the Company has specifically contracted for Consultant’s Services, Consultant may not assign or delegate Consultant’s obligations under this Agreement either in whole or in part without the prior written consent of the Company. The Company may assign its rights and obligations hereunder to any person or entity who succeeds to all or substantially all of the Company’s business.

9.	Legal and Equitable Remedies.

Because Consultant’s Services are personal and unique and because Consultant may have access to and become acquainted with the Proprietary Information of the Company, the Company shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief without prejudice to any other rights and remedies that the Company may have for a breach of this Agreement.

Except in relation to a breach of Section 4 or 5, in no event shall Consultant be liable for loss of profits, or any special, punitive, exemplary, incidental, indirect or consequential damages arising out of, relating to or in connection with this Agreement, whether under theory of contract, tort (including negligence), indemnity, product liability, or otherwise, and regardless of whether the Consultant has knowledge of or could have foreseen the possibility of the same.

10.	Governing Law; Severability.

This Agreement shall be governed by and construed according to the laws of the Province of Ontario, without regards to conflicts of laws rules. If any provision of this Agreement is found by a court of competent jurisdiction to be unenforceable, that provision shall be severed and the remainder of this Agreement shall continue in full force and effect.

5.

11.	Complete Understanding; Modification.

This Agreement, and all other documents mentioned herein, constitute the final, exclusive and complete understanding and agreement of the Parties hereto and supersedes all prior understandings and agreements. Any waiver, modification or amendment of any provision of this Agreement shall be effective only if in writing and signed by the Parties hereto.

12.	Notices.

Any notices required or permitted hereunder shall be given to the appropriate Party at the address listed on the first page of the Agreement, or such other address as the Party shall specify in writing pursuant to this notice provision. Such notice shall be deemed given upon personal delivery to the appropriate address or three days after the date of mailing if sent by certified or registered mail.

13.	Counterparts.

This Agreement may be executed in one or more counterparts each of which will be deemed an original, but all of which together shall constitute one and the same instrument.

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6.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first written above.

Ben Mulroney

196 Inglewood Dr

Toronto ON M4T 1H9

Per:	/s/ Ben Mulroney

Authorized Signatory

Midori-Bio Inc

Ken Lyons

CEO

Per:	/s/ Ken Lyons

Authorized Signatory

Confidentiality and Proprietary Information Agreement

In consideration of the engagement as an employee, independent contractor, Consultant or consultant with Midori-Bio Inc. (the “Company”) the undersigned (the “Participant”) agrees and covenants as follows:

1.	Engagement with the Company as an employee, independent contractor or consultant, both before and after the date of incorporation of the Company (“Engagement”) will give the Participant access to proprietary and confidential information belonging to the Company, its customers, its investments and related materials, its suppliers and others (the proprietary and confidential information is collectively referred to in this Agreement as “Confidential Information”). Confidential Information includes but is not limited to Company’s customer lists, marketing plans, investment pipeline, strategic partners, proposals, contracts, technical and/or financial information, databases, software, and know-how. All Confidential Information remains the confidential and proprietary information of the Company. Confidential Information does not include information that (i) is or becomes public other than through a breach of this Agreement, (ii) is known to the Participant prior to the date of this Agreement and with respect to which the Participant does not have any obligation of confidentiality as of the date of its becoming part of the public domain, or (iii) is developed independently, meaning that it is developed neither with any direct or indirect use of the Confidential Information whatsoever, nor through any performance of the Services.

2.	As referred to herein, the “Business of the Company” shall relate to the business of the Company as the same is actually practiced by the Company during the Engagement and that reasonably relate to the Engagement.

3.	The Participant may, in the course of the Participant’s Engagement with the Company, conceive, develop or contribute to material or information related to the Business of the Company, including, without limitation as it relates to the Business of the Company, software, technical documentation, ideas, inventions (whether or not patentable), hardware, know-how, marketing plans, designs, techniques, documentation, records, regardless of the form or media, if any, on which such is stored (referred to in this Agreement as “Proprietary Property”). The Company shall exclusively own all Proprietary Property that the Participant conceives, develops or contributes to in the course of the Participant’s Engagement with the Company and all intellectual and industrial property and other rights of any kind in or relating to the Proprietary Property, including but not limited to all copyright, patent, trade secret and trade-mark rights in or relating to the Proprietary Property, and, without limiting the foregoing, the Participant hereby irrevocably assigns all of its right, title and interest in and to the Proprietary Property to the Company. Material or information conceived, developed or contributed to by the Participant outside work hours but using the any Company computer networks, assets or resources (including Confidential Information or Proprietary Property) shall also be Proprietary Property and be governed by this Agreement if such material or information relates to the Business of the Company. The Participant shall keep full and accurate records accessible at all times to the Company relating to all Proprietary Property and shall promptly disclose and deliver to the Company all Proprietary Property. The Participant may not use or disclose his own or any third party’s confidential information or intellectual property (including any Proprietary Property cannot be fully made, used, reproduced, distributed and otherwise exploited by the Company without using or violating the foregoing), without the Company’s prior written permission.

4.	The Participant shall, both during and after the Participant’s Engagement with the Company, keep all Confidential Information and Proprietary Property confidential and shall not use any of it except for the purpose of carrying out authorized activities on behalf of the Company. The Participant may, however, disclose Confidential Information which is required to be disclosed by law, whether under an order of a court or government tribunal or other legal process, provided that Participant informs the Company of such requirement in sufficient time to allow the Company to avoid such disclosure by the Participant.

The Participant shall return or destroy, as directed by the Company, Confidential Information and Proprietary Property to the Company upon request by the Company at any time. The Participant shall certify, by way of affidavit or statutory declaration that all such Confidential Information and Proprietary Property has been returned or destroyed, as applicable. With respect to non-removable electronic copies of Confidential Information and Proprietary Property, the Participant may comply with the foregoing by deleting the same using reasonably secure means, provided that it does not thereafter directly or indirectly recover or restore such Confidential Information or Proprietary Property, whether through archives, undeletion, forensics or otherwise.

5.	The Participant covenants and agrees not to make any unauthorized use whatsoever of or to bring onto the Company’s premises for the purpose of making any unauthorized use whatsoever of any trade secrets, confidential information or proprietary property of any third party, including without limitation any trade-marks or copyrighted materials, during the course of the Participant’s Engagement with the Company.

6.	At the reasonable request and at the sole expense of the Company, the Participant shall do all reasonable acts necessary and sign all reasonable documentation necessary in order to ensure the Company’s ownership of the Proprietary Property and all intellectual and industrial property rights and other rights in the same, including but not limited to providing to the Company written assignments of all rights to the Company and any other documents required to enable the Company to document rights to and/or register patents, copyrights, trade-marks, industrial designs and such other protections as the Company considers advisable anywhere in the world.

7.	The Participant hereby irrevocably and unconditionally waives all moral rights the Participant may now or in the future have in any Proprietary Property.

8.	The Participant agrees that the Participant will, if reasonably requested from time to time by the Company, execute such further reasonable agreements as to confidentiality and proprietary rights as the Company’s customers or suppliers reasonably require to protect confidential information or proprietary property.

9.	Regardless of any changes in position, salary or otherwise, including, without limitation, termination of the Participant’s Engagement with the Company, unless otherwise stipulated pursuant to the terms hereof, the Participant will continue to be subject to each of the terms and conditions of this Agreement and any other(s) executed pursuant to the preceding paragraph.

10.	The Participant agrees that the Participant’s sole and exclusive remedy for any breach of this Agreement by the Company will be limited to monetary damages and that the Participant will not make any claim in respect of any rights to or interest in any Confidential Information or Proprietary Property.

11.	The Participant acknowledges that the services provided by the Participant to the Company under this Agreement are unique. The Participant further agrees that irreparable harm will be suffered by the Company in the event of the Participant’s breach or threatened breach of any of his or her obligations under this Agreement, and that the Company will be entitled to seek, in addition to any other rights and remedies that it may have at law or equity, to a temporary or permanent injunction restraining the Participant from engaging in or continuing any such breach hereof. Any claims asserted by the Participant against the Company shall not constitute a defense in any injunction action, application or motion brought against the Participant by the Company.

12.	This Agreement is governed by the laws of the Province of British Columbia and the parties agree to the non-exclusive jurisdiction of the courts of the Province of British Columbia in relation to this Agreement.

13.	If any provision of this Agreement is held by a court of competent jurisdiction to be invalid or unenforceable, that provision shall be deleted and the other provisions shall remain in effect.

IN WITNESS WHEREOF the Company and the Participant have caused this Agreement to be executed as of this 22 day of October 2021.

●	Ben Mulroney

Per:	/s/ Ben Mulroney

Authorized Signatory

Midori-Bio Inc.

Ken Lyons

CEO

Per:	/s/ Ken Lyons

Authorized Signatory